EXHIBIT 4.3(i)

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of February 15, 2005 (this “Amendment”), to the Existing Credit Agreement (as defined below) is made by Kerzner International Limited, a corporation organized under the laws of The Commonwealth of the Bahamas (“KIL”), Kerzner International Bahamas Limited, a corporation organized under the laws of The Commonwealth of the Bahamas (“KIBL”), Kerzner International North America, Inc., a Delaware corporation (“KINA”, KIHL, KIBL and KINA each individually, a “Borrower”, and collectively the “Borrowers”), and certain of the Lenders (such capitalized term and other capitalized terms used in this preamble and the recitals below to have the meanings set forth in, or are defined by reference in, Article I below).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders, JPMorgan Chase Bank, acting through one or more of its agencies, branches or affiliates as the Administrative Agent, Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as Co-Syndication Agents and Bank of America, N.A. and Bear Stearns Corporate Lending Inc., as Co-Documentation Agents are party to the Fifth Amended and Restated Credit Agreement, dated as of July 7, 2004 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”, and as amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Lenders amend certain provisions of the Existing Credit Agreement and the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to modify the Existing Credit Agreement as set forth below;

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.  Certain Definitions.  The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Amendment” is defined in the preamble.

“Amendment Effective Date” is defined in Article III.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the first recital.

“Existing Credit Agreement” is defined in the first recital.

SECTION 1.2.  Other Definitions.  Terms for which meanings are provided in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE II

AMENDMENTS AND MODIFICATIONS TO CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Amendment Effective Date, the provisions of the Existing Credit Agreement and each other Loan Document (to the extent necessary to give effect thereto) referred to below are hereby modified in accordance with this Article II.  Except as expressly so modified, the Existing Credit Agreement shall continue in full force and effect in accordance with its terms.

SECTION 2.1. Amendments to Article I.  Section 1.1 of the Existing Credit Agreement is hereby amended by:

(a)                                  inserting the following definitions in the appropriate alphabetical order:

“First Amendment” means the First Amendment to Credit Agreement, dated as of February 15, 2005 among the Borrowers and the Lenders party thereto.

“First Amendment Effective Date” means February 15, 2005.

(b)                                 amending and restating the definition of “Atlantis Phase III” in its entirety, as follows:

“Atlantis Phase III” means the expansion of Atlantis, Paradise Island comprised of an approximately 600-room, all-suite hotel to be built on Paradise Island, The Bahamas.

SECTION 2.2.  Release of Collateral.  The Lenders hereby agree to release the Liens granted by KIL or any of its Subsidiaries to the Administrative Agent for the benefit of the Secured Parties (and hereby authorize the Administrative Agent to execute amendments to any Loan Documents necessary to give effect to such releases) in the following:

(a)                                  a deposit of $74,000,000 in cash, Cash Equivalent Investments and/or marketable securities made by KIL or such Subsidiary to secure KIL or such Subsidiary’s obligations to contribute equity capital under a certain joint venture agreement with respect to the Atlantis, The Palm resort development in Dubai, U.A.E.; and

(b)                                 (i) the property described in the “Ocean Club Survey Plan” attached hereto as Schedule I and (ii) an area of up to 8 acres described in a survey delivered to the

Administrative Agent (and reasonably satisfactory to the Administrative Agent) no later than 45 days from the date hereof.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

This Amendment and the amendments contained herein shall become effective on the date (the “Amendment Effective Date”) when each of the conditions set forth in this Article III shall have been fulfilled to the satisfaction of the Administrative Agent.

SECTION 3.1.  Counterparts.  The Administrative Agent shall have received counterparts hereof executed on behalf of the Borrowers and the Required Lenders.

SECTION 3.2.  Costs and Expenses, etc.  The Administrative Agent shall have received for the account of each Lender, all fees, costs and expenses due and payable pursuant to Section 10.3 of the Credit Agreement, if then invoiced.

SECTION 3.3.  Satisfactory Legal Form.  The Administrative Agent and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as the Administrative Agent or its counsel may reasonably request, and all legal matters incident to the effectiveness of this Amendment shall be satisfactory to the Administrative Agent and its counsel.  All documents executed or submitted pursuant hereto or in connection herewith shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1.  Cross-References.  References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.

SECTION 4.2.  Loan Document Pursuant to Existing Credit Agreement.  This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement, as amended hereby, including Article X thereof.

SECTION 4.3.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.4.  Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 4.5.  Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 4.6.  Full Force and Effect; Limited Amendment.  Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

SECTION 4.7.  Representations and Warranties.  In order to induce the Lenders to execute and deliver this Amendment, the Borrowers hereby represents and warrants to the Lenders, on the Amendment Effective Date, after giving effect to this Amendment, all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct as of such date, except to the extent that any such statement expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

KERZNER INTERNATIONAL BAHAMAS LIMITED

By:	/s/Giselle Pyfrom
	Name:	Giselle Pyfrom
	Title:	Director

KERZNER INTERNATIONAL LIMITED

By:	/s/Giselle Pyfrom
	Name:	Giselle Pyfrom
	Title:	Authorized Signatory

KERZNER INTERNATIONAL NORTH AMERICA, INC.

By:	/s/Giselle Pyfrom
	Name:	Giselle Pyfrom
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A.
(formerly known as JPMORGAN CHASE BANK)

By:	/s/Donald Shokrian
	Name:	Donald Shokrian
	Title:	Managing Director

SCOTIABANK (BAHAMAS) LTD.

By:	/s/Edward B. Curry
	Name:	Edward B. Curry
	Title:	Senior Corporate Manager
Commercial Banking Centre

BANK OF SCOTLAND

By:	/s/Amena Nabi
	Name:	Amena Nabi
	Title:	Assistant Vice President

BANK OF AMERICA, N.A.

By:	/s/Brian D. Corum
	Name:	Brian D. Corum
	Title:	Senior Vice President

BEAR STEARNS CORPORATE LENDING INC.

By:	/s/Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/Steven P. Lapham
	Name:	Steven P. Lapham
	Title:	Managing Director

By:	/s/Brenda Casey
	Name:	Brenda Casey
	Title:	Vice President

EXPORT DEVELOPMENT CANADA

By:	/s/Ian Cameron
Name:		Ian Cameron
Title:		Asset Management

By:	/s/Sheila Salloum
	Name:	Sheila Salloum
	Title:	Asset Management

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/David Apps
	Name:	David Apps
	Title:	Senior Vice President

CIBC, INC.

By:	/s/Dean J. Decker
	Name:	Dean J. Decker
	Title:	Managing Director
CIBC World Markets Corp., AS AGENT